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                                                                       Exhibit l

                               September 24, 2003

Nicholas-Applegate Convertible & Income Fund II
c/o PIMCO Advisors Fund Management LLC
1345 Avenue of the Americas
New York, New York  10105

Ladies and Gentlemen:

     We have acted as counsel to Nicholas-Applegate Convertible & Income Fund II (the "Fund") in connection with the Registration Statement of the Fund on Form N-2 under the Securities Act of 1933 (File No. 333-107594) and the Investment Company Act of 1940 (File No. 811-21338) (the "Registration Statement"), each as amended (the "Acts"), relating to the proposed sale of an aggregate of 4,040 Auction Preferred Shares, Series A, 4,040 Auction Preferred Shares, Series B, 4,040 Auction Preferred Shares, Series C, 4,040 Auction Preferred Shares, Series D, and 4,040 Auction Preferred Shares, Series E (together, the "Preferred Shares"). The Preferred Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Registration Statement (the "Underwriting Agreement") among the Fund, PIMCO Advisors Fund Management LLC, UBS Securities LLC, and the other parties named therein.

     We have examined the Fund's Second Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of State of The Commonwealth of Massachusetts (the "Declaration of Trust"), and the Fund's Third Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Preferred Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

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Nicholas-Applegate Convertible         -2-                    September 24, 2003
   & Income Fund II

     2. The Preferred Shares have been duly authorized and, assuming the due execution and delivery of the Underwriting Agreement by an authorized officer of the Fund, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

     The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

     We understand that this opinion is to be used in connection with the registration of the Preferred Shares for offering and sale pursuant to the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as part of the Registration Statement and to the references to our firm in the related prospectus under the captions "Tax matters" and "Legal matters" in the Prospectus contained in the Registration Statement.

                                                            Very truly yours,


                                                            /s/ Ropes & Gray LLP
                                                            --------------------
                                                            Ropes & Gray LLP